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                                                                    EXHIBIT 13.1

                               PURCHASE AGREEMENT


                  Master Investment Trust, Series I (the "Trust"), a Delaware business trust, and Concord Management (Ireland), Limited in trust for Concord (Cayman Islands) Limited ("Concord"), hereby agree with each other as follows:

                  1. The Trust hereby offers Concord and Concord hereby purchases one Series I interest representing interests in its Corporate Bond Fund at a purchase price of US $10.00. Concord hereby acknowledges purchase of the interest and the Trust hereby acknowledges receipt from Concord of funds in the amount of US $10.00 in full payment for the interest. The interest is being purchased in a private offering.

                  2. Concord represents and warrants to the Trust that the interest is being acquired for investment purposes and not with a view to the distribution thereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 23rd day of April, 1994.

(SEAL)

Attest:                             MASTER INVESTMENT TRUST, SERIES I



/s/ W. Bruce McConnel, III          By:  /s/ Richard Stierwalt
--------------------------              ---------------------------------------
    Secretary                            President

(SEAL)


Attest:                             CONCORD MANAGEMENT (IRELAND),
                                    LIMITED IN TRUST FOR CONCORD
                                    (CAYMAN ISLANDS) LIMITED



/s/ Signature Illegible             By:  /s/ Adrian Waters
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